Exhibit 10.53

           AGREEMENT BETWEEN EDUCATIONAL VIDEO CONFERENCING, INC. AND
                          TELECOMMUNICATIONS RESEARCH
                         ASSOCIATES FOR THE OFFERING OF
                     INTERACTIVE VIDEO CONFERENCED COURSES




                               W I T N E S S E T H

          AGREEMENT made this 27th day of April, 2000, between Telecommunications Research Associates with offices located at 505 W. Bertrand, St. Marys Kansas 66536 (hereinafter referred to as "TRA"), and Educational Video Conferencing Inc., (hereinafter "EVC"), with offices located at 35 East Grassy Sprain Road, Yonkers, New York 10710.

          WHEREAS, TRA is a domestic corporation involved with design, delivery of technology training with emphasis on telecommunication technology, and,

          WHEREAS, EVC is a domestic corporation engaged in the business of providing access to such courses to consumers by way of interactive video conferencing and computer conferencing, and,

          WHEREAS, TRA and EVC wish to enter into a mutually beneficial agreement whereby EVC will provide access to TRA courses to such consumers,

          NOW, THEREFORE in consideration promises and covenants contained herein, the parties hereby agree as follows:

     1. a.) EVC shall have the right, for the duration of this agreement and any renewal hereof, to offer all courses offered by TRA via Interactive Video Conferencing/Distance Learning (hereinafter "IVC/DL") commencing April 1, 2000.

        b.) For the purposes of this agreement, IVC/DL shall be defined as live, two way video conferencing, either over desktop computers equipped for video conferencing or video conferencing room systems, as the case may be, in which the student can see and hear the professor/instructor and the professor/instructor can see and hear the individual student. IVC/DL also shall include one-way video and two-way audio distance learning.

        c.) Unless TRA and EVC agree otherwise in writing, the minimum class size for the offering of an ITV/DL course shall be twenty- five (25) students.

     2. EVC will provide all hardware (except personal computers, modems, keyboards and monitors), software, and video conferencing equipment (collectively referred to as "equipment") necessary to provide access for TRA courses to IVC/DL students. Students taking IVC/DL courses on desktop computers must have modern computers capable of being video enabled and function as an IVC/DL desktop system. The parties acknowledge that it is the primary goal of EVC to solicit students from corporations, governmental agencies, and institutions (hereinafter "Institutional Employers") with substantial tuition reimbursement and that EVC shall address all student use equipment issues with the Institutional Employers and their employees. In any event, TRA shall not be responsible for the purchase cost or repair cost of any equipment whatsoever at Institutional Employer locations and/or students homes.

     3. EVC is responsible for costs for marketing, advertising, and promotion regarding EVC's offering of access to TRA courses. Unless otherwise agreed, TRA will provide brochures, catalogues, course schedules, program and course descriptions, posters, etc., to EVC for distribution to employees of EVC's corporate, governmental and institutional clients promoting the TRA programs and courses offered through EVC.

     4. TRA shall provide rooms capable of becoming teacher stations. This includes installing and maintaining adequate telecommunication lines (ISDN, DSL, or cable, or regular telephone lines) and electrical outlets. TRA will be responsible for the cost of the telecommunication signal transport for video conferenced courses from teacher stations to the MCU Bridge. EVC assumes responsibility or cost for obtaining, providing, or paying for telecommunication signal transport for video conferenced courses from the MCU Bridge to corporate locations and/or students homes.

     5. EVC will be responsible for installing and maintaining teaching stations in the rooms provided by TRA to videoconference IVC/DL courses offered through EVC, subject to enrollment as determined by EVC. All teaching stations installed and paid for by EVC shall remain the exclusive property of EVC.

     6. All equipment supplied by EVC is the sole and exclusive property of EVC, including but not limited to any and all patents, copyrights and trademarks, if any, associated therewith. All classroom, course and program materials or other information supplied by TRA, and all rights and interests in said materials will remain the sole and exclusive property of TRA.

     7. a.) EVC is responsible for the necessary maintenance, repair and/or replacement of video conferencing equipment supplied to TRA for IVC/DL courses.

        b.) EVC will provide reasonably prompt service for repair or replacement of defective interactive video conferencing equipment and software as necessary.

        c.) TRA will be responsible for the prompt repair and/or replacement of interactive video conferencing equipment located at TRA, which may be damaged through improper or unauthorized use.

        d.) TRA is responsible for the repayment to EVC of the cost of replacement of any EVC equipment, which is lost or stolen while in TRA 's custody and control.

     8. Neither party shall utilize the other's name or any associated names, trademarks, copyrights, etc., without prior written consent, except with regard to EVC's marketing, advertising, and promotion of TRA courses. Such permission shall not be unreasonably denied.

     9. a.) EVC will provide faculty development to TRA faculty reasonably required for the offering of TRA courses through EVC.

        b.) TRA shall be responsible for obtaining the services of all faculty participating in courses offered through EVC, including but not limited to said faculty's salary, benefits (if any) and verification of qualifications. EVC assumes no responsibility for any costs associated therewith.

     10. EVC is solely responsible to provide site locations for IVC/DL students to participate in TRA courses. TRA assumes no responsibility for obtaining or maintaining said sites, or for any rent or other costs associated therewith.


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


    11. EVC is not responsible for curriculum, course content, faculty qualifications, course materials or any other aspect of the course content of any courses offered hereunder. However, TRA agrees to consider EVC input as to course content, presentation and delivery of IVC/DL courses consistent with required standards.

     12. EVC agrees to make every reasonable effort to maintain its equipment in good working order. However, EVC nor TRA shall be responsible for service or repair delays or interruption of service caused by strikes, labor actions, power outages (other than those limited to site locations alone), acts of God or other matters beyond EVC's control.

     13. TRA hereby acknowledges that the IVC/DL programs marketed by EVC are targeted toward the non-traditional working adult student market and therefore agrees to offer IVC/DL courses at dates and times appropriate to the target market. TRA class delivery will not exceed THREE DAYS within a given work week. The hours of TRA class delivery will be between the hours of 8:00 a.m. CST to 6:00 p.m. CST, or at such other mutually agreed upon times requested by EVC's Institutional Employers and their employees, subject to enrollment. TRA and EVC shall agree as to the time, delivery, and content of each class two months prior to the date the course is the scheduled to be offered.

     14. a.) The parties hereby acknowledge that this agreement is intended by the parties to facilitate the offering of TRA course delivery.

     15. Administrative Functions

         a.) TRA shall be responsible for all of its own administrative functions associated with the offering of IVC/DL courses through EVC.

         b.) TRA will provide to EVC all necessary course information and TRA catalogues, in advance of EVC marketing courses to any organization. It is understood by the parties that EVC is merely a conduit and assumes no liability whatever for the accuracy or correctness of the information in said forms provided by TRA nor for return of any of the aforesaid documents to TRA .

     16. Fees

          a.) TRA shall pay to EVC, on the 10th day of each month, [*] PERCENT of the gross tuition for each course offered under this agreement. TRA accounting records WILL be used from the preceding month to calculate payment, from any source whatever, from or on behalf of any student registered for and TRA course being offered through EVC, said payments to commence the month immediately following the collection of any such tuition by TRA. All checks for courses taken will be made out to TRA. Example of 2 Day course; Tuition =EIGHT HUNDRED and NINETY-FIVE DOLLARS ($895.00), per student times TWENTY-FIVE students =TWENTY-TWO THOUSAND THREE HUNDRED and SEVENTY FIVE DOLLARS ($22,375.00), EVC would receive [*]. TRA would receive the balance of [*], Example of 3 Day course; Tuition = ONE THOUSAND THREE HUNDRED AND FORTY TWO DOLLARS, $1,342.00, per student times 25 students = THIRTY THREE THOUSAND FIVE HUNDRED AND FIFTY DOLLARS ($33,550.00). EVC would receive [*]. TRA would receive the balance of [*].

          b.) EVC shall have the right, on a semi-annual basis, during normal business hours to examine the books and records of TRA, pertaining only to all students taking courses through EVC, in

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[*] Confidential Portion
order to audit any accounts due and owing the respective parties. TRA shall have the right to audit EVC accounts for students taking TRA courses on the same basis.

         c.) Commencing on May 10, 2000, and continuing on the 10th day of every month thereafter, TRA will supply EVC with a list of all students who have applied to TRA, and/or registered, for courses through EVC, the said list to include as available, each student's name, address, telephone number, social security number, registration, financial aid loans and payment status. EVC shall provide to TRA updated information relating to TRA students each month.

         d.) EVC shall require that each student registering for a course offered through EVC, sign a waiver and release granting EVC access to said student's records, said waiver and release form to be provided to TRA by EVC, the format of which shall be subject to TRA 's approval, which approval shall not be unreasonably withheld.

         e.) Within THIRTY (30) DAYS of the completion of class, TRA shall present to EVC, in writing, any requests for adjustments or credits on monies already paid to EVC, which credits or adjustments have been made necessary by an EVC student having dropped a course, bounced a check, etc. EVC will credit any such valid adjustment to TRA 's account on the 10th day of every month following credit request.

         f.) Students registering for TRA courses through EVC who are employed by an Institutional Employer customer of EVC which has a tuition reimbursement policy for their employees shall be eligible for tuition deferment from TRA until completion of the course, thereby enabling said students to register for TRA courses through EVC without payment of tuition or fees up front. Said students shall be required to sign a tuition payment guarantee providing that they are fully responsible for 100% of all tuition in the event that, for any reason, they are not reimbursed by their employer. EVC will supply TRA with a copy of all student tuition deferment registrations prior to course delivery. If said student does make tuition payment to TRA, TRA will not be held responsible for payment to EVC for said student tuition. However, EVC will make a good faith effort to collect the tuition from said student and reimburse TRA for said student tuition payment.

         g.) Students registering for TRA courses offered through EVC who are not employed by an Institutional Employer customer of EVC providing tuition reimbursement to their employees shall be required to pay tuition and fees up front when registering.

     17. a.) TRA will provide a room which will accommodate teaching stations in order to facilitate IVC/DL courses marketed by EVC emanating from its campus and will grant EVC, its agents and subcontractors, reasonable access to said facilities as is required for proper installation, operation, maintenance and repair of all equipment contemplated herein, including but not limited to IVC/DL equipment. Said room shall have adequate electrical, air conditioning, lighting, etc., and be otherwise suitable for use as a video conferencing teacher station. Said rooms will be provided one at a time subject to registration demand.

     21. TRA will assign at least one person who at all times will act as liaison between TRA and EVC.

     22. Term of Agreement

         a.) The basic term of this agreement shall be Three (3) YEARS, commencing on April 1, 2000 and termination on March 31, 2003

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


         b.) The parties hereby acknowledge the necessity for allowing IVC/DL students continuity and ongoing access to courses and programs, so long as there is adequate registration. TRA understanding of adequate registration is a minimum of ONE two-day course content every two months, six per year. At any time during the term of this Agreement, TRA or EVC may cancel this Agreement if the agreed minimum course delivery amount, six per year, is not met within a given calendar year.

         c.) In light of the foregoing, the parties agree that commencing On April 1, 2003 and every April 1st thereafter, this agreement shall be extended for an additional period of ONE (1) YEAR, unless terminated as set forth below.

         d.) In the event that either party should desire not to extend this agreement beyond the three year term or any extension thereof, then and in that event, such party shall so notify the other in writing, by Certified Mail, Return Receipt Requested, no later 90 days prior to the termination date of its intent not to renew. In that event, this agreement shall not be extended for an additional ONE (1) YEAR.

     23. EVC agrees that for the term of this contract and any renewal thereof, as well as for one -year after expiration or termination of the contract, unless terminated by EVC for cause, EVC shall not offer Technology Training for Telecommunication courses from any for-profit corporation except TRA to any institutional employer or its employees. EVC reserves the right to offer internal training courses for any of its institutional employers.

     24. Nothing within this contract shall prevent EVC from offering courses or programs from any of its academic partners to an institutional employer or its employees. For purposes of this contract, an academic partner is defined as a college or university.

     25. TRA agrees that for the term of this contract and any renewal thereof, as well as for one year after expiration or termination of the contract, unless terminated for cause by TRA, TRA shall not offer Technology Training for Telecommunication courses via IVC/DL except through EVC. Not withstanding the above, if after the expiration or termination of this contract, unless terminated for cause by EVC, an institutional employer contacts TRA and requests that TRA offer Technology Training for Telecommunication courses via IVC/DL directly to that institutional employer or its employees over that institutional employer's equipment then, and in that event only, TRA may offer Technology Training for Telecommunication courses via IVC/DL directly to that institutional employer or its employees.

     26. Nothing in this contract shall prevent TRA from offering traditional non-IVC/DL courses to institutional employers.


     27. The parties agree that disclosure of the terms of this agreement to others will cause EVC and TRA irreparable damage to its business. The parties agree, therefore, that neither party shall disclose the terms of this agreement without the prior written permission of the other party.

     28. It is expressly agreed and understood that neither party shall be liable for incidental, special or consequential damages for any breach or violation of this agreement.

     29. The foregoing constitutes the entire agreement between the parties, and any other agreements or representations, whether verbal or written, if not contained herein, are void, of no effect, and are not binding upon the parties.

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



     30. No valid modification, amendment, or deletion may be made to this agreement except in writing and executed by the parties in substantially the same manner as this agreement.

     31. Any and all notices required hereunder shall be by Certified Mail, Return Receipt Requested, to each party's last known address and shall be deemed given at the time of mailing.

     32. If any portion of this agreement shall be found to be void, voidable or unenforceable, it shall not affect the validity of the remainder of the agreement.

     33. This agreement shall be binding on the respective parties' heirs, successors, and assigns.

     34. This agreement shall be construed in accordance with, and governed by, the laws of the State of Kansas.


     In witness whereof the parties have hereunto set their hands and seal the date first appearing above.

TELECOMMUNICATIONS RESEARCH ASSOCIATES, INC.


By:/s/ Robert Etzel
   ---------------------
   Robert Etzel
   President


EDUCATIONAL VIDEO CONFERENCING, INC.


By:/s/ John J. McGrath, Ph.D
   --------------------------------
   John J. McGrath, Ph.D
   President

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